Exhibit 10.11

CDRF Topco, Inc.

c/o Clayton, Dubilier & Rice, LLC

375 Park Avenue, 18th Floor

New York, New York 10152

December 16, 2013

David N. Jonas

c/o PharMedium Healthcare Corporation

Two Conway Park

150 North Field Drive, Suite 350

Lake Forest, Illinois 60045

Dear David:

Reference is made to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 16, 2013, to which PharMedium Healthcare Corporation (the “Company), CDRF Parent, Inc. (“Parent”), a wholly-owned subsidiary of CDRF Topco, Inc. (“Holdings”), and CDRF Merger Sub, Inc., a wholly-owned subsidiary of Parent (“Merger Sub”), are parties. At the “Effective Time” of the “Merger” (as these terms are defined in the Merger Agreement), Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation. This letter agreement sets forth our mutual agreement as to (i) the effect that the Merger will have on your employment with the Company and its affiliates, (ii) your role with Holdings following the Effective Time, (iii) your investment opportunity in Holdings and (iv) your agreement not to engage in certain conduct that could be competitive with, or otherwise harmful to, Holdings and its subsidiaries following the Effective Time.

1. Opportunity to Acquire Holdings Common Stock. In connection with the consummation of the Merger, you and Holdings have agreed that, immediately prior to the consummation of the Merger, you will acquire common stock of Holdings in an amount determined by you between $20 million and $35 million in exchange for shares of the Company owned by you. The Holdings common stock that you acquire will be the same class of shares acquired at the Effective Time by investment funds affiliated with Clayton, Dubilier & Rice, LLC (“CD&R”), and the per share price for your common stock will be the same price paid by the CD&R investment funds for its shares. It is intended that your exchange of shares of the Company for Holdings common stock and the acquisition of Holdings common stock by the CD&R investment funds will be treated as an exchange described in section 351 of the Internal Revenue Code. You agree to advise Holdings of your intended investment amount as soon as reasonably practicable after the date of this letter agreement, with the intention of this amount being communicated to Holdings at least fifteen days before the expected closing date of the Merger. The shares you acquire will have customary pre-emptive rights as well as the same rights and obligations negotiated by management, which are expected to include customary tag-along and drag-along provisions, “piggy-back” registration rights, put rights on death and disability, call rights, and transfer restrictions.

2. Agreed Transition Matters.

(a) Termination of Employment. Effective as of the Effective Time, you will transition from all of your current roles with the Company and its affiliates to service on the Holdings Board, as described in paragraph 2(b) of this letter agreement. The termination of your Chairman and CEO role with the Company as part of this transition will be treated as a termination without “Cause”, as this term is defined in your Supplemental Employment Agreement, dated as of October 11, 2007, with the Company (the “Employment Agreement”). Accordingly, at the Effective Time and subject to your execution and delivery of the Confidential Separation Agreement attached as Annex B to this letter agreement, you will be entitled to the severance pay and termination benefits provided in the Confidential Separation Agreement, and at the times specified therein.

(b) Service as a Non-Employee Member of the Holdings Board. Effective as of the Effective Time, you will be appointed as a non-employee member of the Board of Directors of Holdings (the “Holdings Board”). Your duties in this role will be the customary duties of a non-employee board member. Unless the Holdings Board determines otherwise, you will not receive any compensation or fringe benefits in respect of your service on the Holdings Board, other than customary expense reimbursement. For avoidance of doubt, you agree that Section 8 of the Employment Agreement will cease to have any effect as of the Effective Time. Your continued Holdings Board service will be subject to the mutual agreement of you and CD&R and the applicable provisions of Holdings’ charter and by-laws.

3. Restrictive Covenant Agreement. In consideration of (i) Holdings’ entry into the Merger Agreement and its consummation of the Merger, (ii) the consideration that you are to receive in connection with the sale of your Company common stock in the Merger and (iii) Holdings’ providing you with the opportunity to acquire Holdings common stock under this letter agreement, you agree to those restrictive covenants set forth in Annex A, effective as of the Effective Time. The Company shall be a party to this letter agreement solely for the purpose of enforcing this paragraphs 3 and 4 and the terms of Annex A.

4. Miscellaneous. The rights and obligations of the parties under this letter agreement may be amended, modified, waived or discharged only with the written consent of the parties hereto. This letter agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors and permitted assigns. Neither you nor Holdings nor the Company may assign this letter agreement without the express written consent of the other, such consent not to be unreasonably withheld. This letter agreement (including Annex A) shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its conflicts of law principles. If any provision in this letter agreement is held invalid or unenforceable for any reason, the remaining provisions shall be construed as if the invalid or unenforceable provision had not been included. This letter agreement constitutes the entire agreement and understanding between Holdings, the Company and you with respect to the subject matter hereof and supersedes all prior agreements and understandings (whether written or oral) between Holdings and you relating to such subject matter. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or overnight courier service to the parties at the addresses contained in the records of the Company (which each party shall update as necessary from time to time). This letter agreement may be executed in counterparts (including via facsimile or .pdf file). This letter agreement will cease to be of force or effect if the Merger Agreement is terminated without the Merger having been consummated.

[signature page follows]

Please sign this letter agreement below to evidence your agreement with the terms of this letter agreement. David, we look forward to working with you to successfully complete the Merger, and to the future successes of the Company.

Very truly yours,

CDRF TOPCO, INC.

/s/ Theresa A. Gore
By:	Theresa A. Gore
Title:	Vice President and Secretary

ACCEPTED AND AGREED

/s/ David N. Jonas
David N. Jonas

FOR PURPOSES OF PARAGRAPHS 3
AND 4 AND ANNEX A ONLY:

PHARMEDIUM HEALTHCARE CORPORATION

/s/ William R. Spalding
By:	William R. Spalding
Title:	Executive Vice President

Annex A

Selling Stockholder Restrictive Covenants

1.	Noncompetition. During the Restricted Period, I, David N. Jonas, will not directly or indirectly, own, manage, operate, control (including indirectly through a debt or equity investment), provide services to, be employed by, or be connected in any manner with any Competing Organization within such geographic limits as the PharMedium Group and such Competing Organization are, or would be, in actual competition. I understand that all forms of ownership, and all forms of services, covered by this paragraph 1 are in support of actual competition in various geographic areas and thus fall within the prohibition of this paragraph 1 regardless of the direct or indirect form of such ownership or where such services physically are rendered; provided that the prohibitions of this paragraph 1 do not include my passive ownership (i.e., I do not directly or indirectly participate in the business or management of the applicable entity) of less than 2% of the stock of a publicly-held company.

2.	Nonsolicitation of Employees. During the Restricted Period, I will not, either directly or indirectly, on my own behalf or on behalf of any other person or entity, solicit for employment or for an independent contractor relationship any person who is, or at any time during the then immediately preceding six (6) month period was, an employee or independent contractor of the PharMedium Group.

3.	Noninterference with Key Relationships. During the Restricted Period, I will not interfere with the business relationship of the PharMedium Group with any of its employees, independent contractors, customers, agents, representatives or suppliers.

4.

Ownership of Inventions and Other Property. I confirm and agree that neither I nor any person affiliated with me have, nor will I or any such affiliate claim ownership of, any right, title or interest (including patent rights, copyrights, trade secret rights, moral rights or other rights) in any form, directly or indirectly, whether solely or jointly with others, in any inventions, works of authorship, discoveries, ideas or information made, created, conceived, discovered or reduced to practice, in whole or in part, by me or any such affiliate (whether directly or indirectly, and whether alone or with others) and used in, capable of being used in, or being planned for use or under development for use by, any part of the business or operations of the Company and its subsidiaries. To the extent that I or any such affiliate are found to have any ownership interest in any of the foregoing, I assign the same to the Company (and agree to (and to cause my affilates to) execute all necessary document to evidence such assignment). In addition, and without limiting the generality of the foregoing, I acknowledge and agree that all original works of authorship made by me or any such affiliate (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 USCA, § 101). I agree that I will, and will cause my affiliates to, as necessary, assist the PharMedium Group to evidence, record, perfect, obtain, maintain, enforce, and defend any rights of the Company and its subsidiaries covered by this paragraph 4.

5.	Remedies. In the event that a court determines that any provision of this Annex A is unreasonably broad or extensive, I agree that such court should narrow such provision to the extent necessary to make it reasonable and enforce the provisions as narrowed. Holdings reserves all rights to seek any and all remedies and damages permitted under law, including without limitation restraining orders, injunctive relief (preliminary or permanent), equitable relief and compensatory damages for any breach or threatened breach of my obligations under this Annex A. I agree that my obligations under this Annex A shall be in addition to any obligations I have under the Company’s Standard Employment Agreement, referred to in the Employment Agreement, to which I am a party.

6.	Definitions. For purpose of this Annex A:

(a)	“Competing Products” means products, processes, or services of any person or organization other than the PharMedium Group, in existence or under development, which are substantially the same, may be substituted for, or applied to substantially the same end use as the products, processes or services sold, conceived or developed by the PharMedium Group.

(b)	“Competing Organization” means persons or organizations, including myself, engaged in, or about to become engaged in, research or development, production, distribution, marketing, providing or selling of a Competing Product

(c)	“Pharmedium Group” means, collectively, Holdings and its subsidiaries following the Effective Time, including without limitation the Company.

(d)	“Restricted Period” means the period commencing upon the Effective Time and ending on the later of (x) the fifth anniversary of the Effective Time and (y) the first date on which both (I) the CD&R investment funds no longer hold any securities of Holdings and (II) I hold (directly and through affiliates controlled by me) less than 25% of the number of shares of Holdings owned by me and such affiliates immediately after the acquisition described in paragraph 1 of the letter agreement to which this Annex A is attached.

Annex B

Confidential Separation Agreement

[attached]

CONFIDENTIAL SEPARATION AGREEMENT

This Confidential Separation Agreement (the “Agreement”), dated as of December 17, 2013, is entered into by and between David N. Jonas (“Executive”) and PharMedium Healthcare Corporation (the “Company”).

Recitals

A. Executive has been employed by the Company as its Chairman of the Board and Chief Executive Officer pursuant to a Supplemental Employment Agreement dated October Il, 2007 (the “Supplemental Employment Agreement”). All capitalized terms used in this Agreement without definition herein shall have the meanings given to them in the Supplemental Employment Agreement.

B. The Company is entering into a merger transaction (the “Merger”), that will result in a change of control of the Company. As a result of the Merger, the Company and Executive have agreed that Executive’s employment will terminate without “cause” effective as of the Separation Date (defined below).

C. Pursuant to Section 7 of the Supplemental Employment Agreement, Executive is entitled to certain payments and benefits following his termination of employment without “cause”, provided he signs and does not revoke a release of claims in a form approved by the Company.

D. This Agreement constitutes the release of claims contemplated by Section 7 of the Supplemental Employment Agreement, and is entered into in order to amicably resolve all payment and other obligations the Company owes to Executive upon termination of his employment and to resolve any disputes between them that arise out of or relate to Executive’s employment with the Company and termination of employment.

NOW, THEREFORE, the parties agree, in consideration of the provisions described below, as follows:

2.	Termination.

(a)	Executive’s employment with the Company is terminated without “cause” effective as of the effective date of the Merger (the “Separation Date”).

(b)	Effective as of the Separation Date, Executive resigns as a director and/or officer of the Company and any Subsidiary for which he served in any such capacity. Executive further resigns as a trustee or from any other similar official capacity from any Company benefit plans or related trusts with which he may have served. Executive shall execute promptly such other documents evidencing any other resignations as the Company shall reasonably request.

3.	Payment on Separation.

(a)	The Company shall pay to the Executive, on the Separation Date, an amount equal to the following (to the extent not already paid by the Company) whether or not he executes this Agreement:

i.	Executive’s Base Salary through the Separation Date;

ii.	Reimbursement for Executive’s business expenses incurred through the Separation Date; and

iii.	Any other amounts required to be paid to Executive under applicable law in connection with the termination of his employment.

(b)	The Company shall pay to the Executive, on the Separation Date, the sum of Four Hundred Five Thousand and 00/100 Dollars ($405,000), representing the Executive’s 2013 Annual Bonus under the Management Incentive Compensation Plan (MICP) based on his target (consistent with the Company’s historical course of dealing with executive bonuses).

4.	Additional Consideration. In consideration for, and subject to Executive refraining from revoking, the release and covenant not to sue in Section 4 below:

(a)	The Company shall pay Executive, on the Separation Date, the sum of Two Million Six Hundred Sixty-Five Thousand and 00/100 Dollars ($2,665,000.00), which amount represents two times the sum of (i) Executive’s annual Base Salary at the highest rate in effect for Executive during the two-year period immediately prior to the Separation Date, plus (ii) Executive’s highest Annual Bonus received during each of the two full 12-month periods immediately preceding the Separation Date.

(b)	Throughout the period beginning on the Separation Date and ending on the third anniversary of the Separation Date, the Company at its expense shall provide Executive and his spouse and dependents with continuation of the health benefits coverage as in effect immediately prior to the Separation Date. If at any time during that three-year period such coverage is not available to Executive and his spouse and dependents under the Company’s health benefits existing as of the Separation Date, the Company shall procure at its expense and provide to Executive and his spouse and dependents replacement health benefits coverage substantially identical to the health benefits coverage Executive and his spouse and dependents had as of immediately prior to the Separation Date. If such continuation of health care coverage results in Executive having any federal, state or local tax liability or obligation that is greater than the tax liability Executive had with respect to health coverage benefits prior to the Separation Date, the Company will pay Executive a gross-up payment to defray the additional taxes.

(c)	Effective as of the Separation Date, any Company restricted stock held by the Executive shall be deemed 100% vested.

(d)	For the ten (10) business days immediately following the Separation Date, Executive shall be provided with access to his current office at the Company without charge to allow Executive to transition his records, files and personal effects in a manner consistent with this Agreement, the Supplemental Employment Agreement and the letter agreement between Executive and CDRF Topco, Inc., dated as of December 16, 2013 (the “Letter Agreement”).

The Company will continue to defend, indemnify and hold Executive harmless from and against any claims, losses, expenses and other matters to the fullest extent permitted by Delaware law, including Section 145 of the Delaware General Corporation Law and any other applicable bylaw, agreement or other indemnification right of similar effect. In addition, the Company will provide at its expense tail coverage for Executive after the Separation Date under the Company’s directors and officers liability insurance policy under the terms and for the duration set forth in Section 7.7(d) of the Agreement and Plan of Merger by and among CDRF Parent, Inc., CDRF Merger Sub, Inc., and the Company, dated as of December 16, 2013.

5.	General Release.

(a)

Executive (for himself and on behalf of his family members and any other person or entity who may assert a claim against any of the released parties in any way relating to, deriving from or resulting from Executive’s employment with or separation from the Company or any services performed for the Company (including service on the Board)) (collectively, the “releasing parties”) hereby releases the Company and any successor thereto (and its officers, directors, stockholders, employees, successors and assigns) (collectively, the “released parties”) from, waives and forever discharges and promises not to sue any of the released parties with respect to, any and all liability, loss, damage, penalty, action, claim, judgment, settlement, cost, expense of any kind or nature whatsoever (including attorneys’ fees and interest), dispute, demand, investigation, claim, action, suit or other legal proceeding, and any order, award, decision, injunction, judgment, ruling, or decree, whether arising in contract (oral or written), tort or any other theory of action, whether arising in law or equity, and whether known or unknown, ripe or not ripe, asserted or unasserted, from the beginning of time up to the date of this Agreement. The claims, liabilities and other matters covered by this release include, but are not limited to, claims based on express or implied contract, compensation plans (other than as provided in Section 4(b)(iii) below), covenants of good faith and fair dealing, wrongful discharge, claims for discrimination, harassment and retaliation, violation of public policy, any tort or common law claims, and claims of or liabilities related to any alleged violation or breach of any federal, state, county, or local statute, ordinance or regulation, as may be amended from time to time, or common law. Such statutes include Title VII of the Civil Rights Act of 1964, 42 U.S.C. §1981, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act of 1990, the Family and Medical Leave Act, the National Labor Relations Act, the Employee Retirement Income Security Act, the Americans With Disabilities Act, the Illinois Human Rights Act, the Illinois Right to Privacy in the Workplace Act, the Illinois Equal Pay Act of 2003, and the Age Discrimination in Employment Act of 1967

(“ADEA”), the Worker Adjustment and Retraining Notification Act (“WARN”), or equivalent state WARN act and the Employee Retirement Income Security Act, in each case as amended and all regulations and government policies and pronouncements thereunder.

(b)	Notwithstanding anything in this Agreement to the contrary, Executive is not waiving or releasing, and this Agreement does affect in any way:

i.	Any right, claim or remedy of Executive that arises after the date this Agreement;

ii.	Any right of Executive to enforce this Agreement or remedy for breach thereof;

iii.	Any vested benefit under any employee benefit, welfare or other similar plan that the Company maintained, sponsored or contributed to and in which Executive or his eligible dependents participated, subject to the terms and conditions of those plans; and

iv.	Any other right or claim that cannot be waived or released under applicable law.

6.	Non-Disparagement. Executive agrees not to make any public statement that would disparage or otherwise cast the personal or professional reputation of the Company in a negative light. The Company agrees that its directors will not, and agrees to use its reasonable efforts to cause its executive officers to not, make any public statement that would disparage or otherwise cast the personal or professional reputation of the Executive in a negative light. Nothing in this Section 5 shall be interpreted to preclude either party from making truthful statements about the other party to the extent required by applicable law or regulation, in connection with any litigation or reasonably required in the course of any regulatory or administrative inquiry, review or investigation.

7.	Return of Property. Executive shall retain his personal files and possessions, his lap top computer, and his BlackBerry smart phone. Except as otherwise stated in the preceding sentence, Executive will promptly return to the Company all other computers, peripherals and related equipment, cell phones and similar communication devices, keys, key cards, pass codes, and any other tangible personal property of the Company, including without limitation files, records, reports, manuals, drawings, blueprints, prototypes, notes, documents, drawings, specifications, software, media and other materials, including any copies thereof in Executive’s possession or under his control.

8.	Withholding. All payments under this Agreement are subject to subject to normal and customary payroll withholdings and deductions.

9.	No Admission. Nothing in this Agreement is meant to suggest or imply that the Company or any other released party has violated any law or contract or otherwise engaged in any wrongdoing of any kind, and this Agreement is not admissible for any purpose other than to enforce the terms hereof. This Agreement is entered into merely to resolve any differences that might exist between the parties amicably and without the necessity or expense of further action.

10.	Successors; Assigns. This Agreement will be binding upon and inure to the benefit of the respective successors, heirs, assigns, administrators, executors and legal representatives of the parties and the releasing and released parties.

11.	Severability. This Agreement shall be interpreted in such a manner as to be effective and valid under applicable law. If any of the provisions contained in this Agreement shall for any reason be held to be unenforceable or invalid, that provision shall be reformed so that it is valid and enforceable under the circumstances which shall be substituted for the provision in question; and if the provision cannot be modified, that provision shall be severed from this Agreement and the other provisions will remain in full force and effect

12.	Governing Law. This Agreement is made and entered into in the State of Illinois and in all respects the rights and obligations of the parties will be interpreted, enforced and governed in accordance with the laws of the State of Illinois without regard to the principles of conflict of laws.

12. Entire Agreement; Amendment; Counterparts. This Agreement, the Letter Agreement and the Supplemental Employment Agreement, as modified by this Agreement, contain the entire agreement between the Executive and the Company pertaining to the subject matter of this Agreement and fully supersede any and all prior agreements, representations and understandings between them regarding that subject matter. Except as provided in Paragraph 10 this Agreement will not be modified or altered except by a subsequent written agreement signed by the parties; no amendment by oral agreement or course of dealing will be valid. This Agreement may be executed in counterparts, each of which shall be binding on the party executing it and taken together shall constitute one and the same agreement. A party may deliver its signature page to this Agreement by fax or email (in a PDF file), and any such signature page shall have the same legal effect as an original ink-signed document. The word “including,” “includes” or “include” shall be deemed to be followed by the words “without limitation.”

13. Right to Review and Revoke this Agreement.

(a)	Executive understands that for a period of seven (7) days after he executes this Agreement, he may revoke the Agreement by delivering to the Secretary of the Company a written statement indicating that he wishes to revoke this Agreement. This Agreement will not become enforceable or effective until the revocation period has expired without valid revocation by Executive.

(b)	Executive is advised and encouraged to consult with an attorney before signing this Agreement. Executive acknowledges and agrees that he has carefully read and fully understands this Agreement and knowingly and voluntarily intends to be legally bound by this Agreement; he has had twenty-one (21) days in which to consider it and, if he executes this Agreement before the end of that period he has in any event had sufficient time to consider it; has had an opportunity to ask questions and have it explained; and is entering into this Agreement freely and voluntarily.

THIS AGREEMENT IS EXECUTED AND AGREED TO BY THE PARTIES. THIS AGREEMENT CONTAINS A GENERAL RELEASE OF CLAIMS. PLEASE READ CAREFULLY BEFORE SIGNING.

Executive	PharMedium Healthcare Corporation

By:
David N. Jonas	Name:
Title:

Date signed: